Exhibit 10.1

AMAG PHARMACEUTICALS, INC.

Amended and Restated Non-Employee Director Compensation Policy

The Board of Directors of AMAG Pharmaceuticals, Inc. (the “Company”) has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective May 5, 2009, which policy amends and restates in its entirety the policy previously amended and restated on February 25, 2009 and effective as of December 19, 2008, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.  Each such director will receive as compensation for his or her services stock option grants and cash compensation, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, an “Outside Director”).  Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

Option Grant Upon Initial Appointment or Election as a Director

Commencing May 5, 2009, each new Outside Director, on the date of his or her initial appointment or election to the Board of Directors, shall be granted a non-qualified stock option to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Stock Plan”), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.  Such option shall vest in four equal annual installments during the term beginning on the first anniversary of his or her election to the Board, provided such Outside Director continues to serve as a member of the Board of Directors.

Annual Option Grant

Commencing in May 2010, each Outside Director, other than the Chairman, shall be granted annually at the first meeting of the Board of Directors following the Annual Meeting of Stockholders, a non-qualified stock option to purchase 5,000 shares of the Company’s common stock pursuant to the Stock Plan, subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.  Notwithstanding the foregoing, the May 2010 annual grant to each Outside Director, other than the Chairman, shall be pro-rated to reflect the number of quarters of continuous Board service performed by each such Outside Director since the last annual grant to such Outside Director.  The foregoing options will vest in twelve equal monthly installments beginning on the first day of the first full month following the Annual Meeting of Stockholders and continuing on the first day of each of the following eleven months thereafter, so long as the Outside Director continues to serve as a member of the Board of Directors.

Commencing in May 2010, the Chairman, provided that he or she is also an Outside Director, shall be granted annually at the first meeting of the Board of Directors following the Annual Meeting of Stockholders, a non-qualified stock option to purchase 10,000 shares of the Company’s common stock pursuant to the Stock Plan, subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.  Notwithstanding the foregoing, the May 2010 annual grant to the Chairman shall be pro-rated to reflect the number of quarters of his continuous Board service since the last annual grant to such Outside Director.  The foregoing options will vest in twelve equal monthly installments beginning on the first day of the first full month following the Annual Meeting of Stockholders and continuing on the first day of each of the following eleven months thereafter, so long as the Chairman continues to serve as a member of the Board of Directors.

Each newly-appointed Outside Director joining the Board of Directors subsequent to the Annual Meeting of Stockholders shall be granted on the date on which he or she joins the Board of Directors, as his or her annual grant, a non-qualified stock option to purchase 5,000 shares if he or she joins the Board of Directors during the same calendar quarter as the Annual Meeting of Stockholders, 3,750 shares if he or she joins the Board of Directors in the first calendar quarter following the quarter in which the Annual Meeting of Stockholders is held, 2,500 shares if he or she joins the Board of Directors in the second calendar quarter following the quarter in which the Annual Meeting of Stockholders is held and 1,250 shares if he or she joins the Board of Directors in the third calendar quarter following the quarter in which the Annual Meeting of Stockholders held.  The foregoing options will vest in equal monthly installments beginning on the first day of the first full month following the appointment or election of the newly-appointed Outside Director to the Board of Directors and continuing on the first day of each month thereafter through the first day of the month in which the next Annual Meeting of Stockholders is to be held, so long as the newly-appointed Outside Director continues to serve as a member of the Board of Directors.

Exercise Price and Term of Options

Each option granted to an Outside Director shall have an exercise price per share equal to the fair market value of the common stock of the Company on the date of grant of the option (as determined by the Board of Directors in accordance with the Stock Plan), have a term of ten years and shall be subject to the terms and conditions of the Stock Plan.  Each such option grant shall be evidenced by the issuance of the Company’s form non-qualified stock option agreement.

Early Termination of Options Upon Termination of Service

If an Outside Director ceases to be a member of the Board of Directors for any reason, any then vested and unexercised options granted to such Outside Director may be exercised by the director (or, in the case of the director’s death or disability, by the director’s personal representative, or the director’s survivors) within twelve months after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option.

Retainer Fees

Each Outside Director, other than the Chairman, will receive an aggregate annual retainer fee of $30,000, payable in four equal quarterly installments. The Chairman, provided that he or she is also an Outside Director, will receive an aggregate annual retainer fee of $60,000, payable in four equal annual installments.  Each member of each of the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees, other than the Chairman, will be paid an additional aggregate annual retainer fee of $5,000, payable in four equal quarterly installments.  The Chairman of each of the Audit, Compensation, and Nominating and Corporate Governance Committees will receive an additional aggregate annual retainer fee of $10,000, payable in four equal quarterly installments.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

Amendments

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.